                                                               EXHIBIT 99.53

FOR IMMEDIATE RELEASE

CONTACT:    Dale A. Sander, Chief Financial Officer
            Larry Bymaster, Chief Executive Officer
            (619) 550-3900
_____________________________________________________________________________

XYTRONYX, INC. ANNOUNCES SIGNING OF AGREEMENT
FOR OPTION TO ACQUIRE BINARY THERAPEUTICS, INC.

SAN DIEGO, CA, June 5, 1996 -- Xytronyx, Inc. (AMEX: XYX) today announced that it has entered into an agreement with Binary Therapeutics, Inc. ("BTI") under which Xytronyx has the option to acquire BTI. Binary Therapeutics, a privately held company based in Massachusetts, is the holder of certain proprietary technologies in the Photodynamic Therapy ("PDT") field for the treatment of cancer. Photodynamic Therapy is an emerging mode of treatment for cancer which uses the combination of light-activated drugs and nonthermal light to achieve selective, photochemical destruction of cancer cells with minimal effect on surrounding normal tissues. Xytronyx had previously announced that it had entered into a letter of understanding outlining the general terms of the agreement.

The agreement gives Xytronyx the right to acquire BTI at anytime prior to April 30, 1997 by a merger of BTI into a wholly owned subsidiary of Xytronyx. If Xytronyx elects to exercise its option, the agreement calls for Xytronyx to issue common stock to the BTI stockholders with an aggregate acquisition value of $6,000,000. The number of shares of Xytronyx's common stock to be issued will be determined based upon the market value of Xytronyx's common stock prior to the date of exercise, although the value of the common stock cannot be less than $2.00 or more than $6.00 per share. Under the agreement, Xytronyx will assist BTI during the option period with the advancement of certain PDT products into human clinical trials. In order for the merger to be effected, the agreement will require approval by a majority of the stockholders of BTI, and BTI is currently in the process of seeking such approval. Xytronyx may elect to, or under certain circumstances may be required to, obtain Xytronyx stockholder approval prior to effecting the merger. Additionally, in order to exercise its rights to consummate the merger under the agreement, Xytronyx will have to satisfy certain conditions, including funding certain BTI product development expenses.

BTI has two major classes of technologies which it believes hold promise for use in PDT. The first, BTI's Boronated Porphyrin compound ("BOPP"), is currently undergoing preparation for human clinical trials as a photosensitizing drug for PDT treatment of brain cancer. BTI and Xytronyx agreed to target brain cancer for the initial human clinical studies, in part because of the success with preclinical brain tumor models in animals. Pre-clinical testing of BOPP in the United States and Australia, including testing of the compound with various animal models, has indicated that BOPP has advantages over certain existing PDT agents in the treatment of certain cancers, including a high degree of selective retention of BOPP in brain tumor models. BTI's current plan is to commence a Phase I clinical study of PDT treatment with BOPP of brain cancer patients by mid-1997 after seeking IND approval from the FDA. BTI and Xytronyx believe, based upon the results of preclinical studies, that BOPP may also be useful in the treatment of pancreatic tumors, and, longer term, that BOPP could also be used in Boron Neutron Capture Therapy, another new form of cancer treatment.

BTI also holds technologies encompassing the use of a second family of compounds, Lipophilic Cationic Compounds ("LCC's"), for cancer treatment with PDT. LCC's have been shown in early preclinical studies to offer potential significant advantages over current compounds being used for PDT. As demonstrated in certain laboratory models, the degree of tumor selectivity of these compounds may prove to be substantially higher than that achieved by current competitive products, and can be activated by light at substantially longer wavelengths, allowing penetration of skin and tissue for the treatment of larger and deeper tumors. BTI and Xytronyx believe that LCC's may be applicable to many major forms of solid tumor cancer.

Mr. Larry Bymaster, Xytronyx Chairman and Chief Executive Officer, stated that "we have worked actively with Binary Therapeutics over the last several months and have been pleased with the progress made to date in terms of preparing these compounds for human clinical trials. Our relationship with Binary Therapeutics compliments the Photodynamic Immunotherapy technology we recently acquired. Together these two product development opportunities offer Xytronyx efficiencies and other strategic benefits due to their similar development requirements and expected uses." Xytronyx recently announced that it had acquired an exclusive worldwide license to a proprietary technology, referred to as "Photodynamic Immunotherapy" or "Laser/Sensitizer Assisted Immunotherapy," which is initially being targeted toward the treatment of breast cancer.

Joseph Y. Chang, Ph.D., President and Chief Executive Officer of Binary Therapeutics, Inc. said, "The completion of this agreement is an important milestone for the BTI/Xytronyx partnership as we move toward regulatory review and clinical studies for treatment of these devastating diseases. We are excited by the potential for synergy among the combined technologies of our two companies."

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from Xytronyx's expectations. In addition to the matters described in this press release, risk factors listed from time to time in Xytronyx's SEC reports, including, but not limited to, its report on Form 10-Q for the quarter ended December 31, 1995 as well as its Annual Report on Form 10-K, may effect the results achieved by Xytronyx.